UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

 (Amendment No. 2)*

YRC WORLDWIDE INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

984249300

(CUSIP Number)

August 7, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[  ]

Rule 13d-1(b)

[x]

Rule 13d-1(c)

[  ]

Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Investments, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

307,712

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

307,712

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

307,712

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.79%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Partners, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

New York

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,052,496

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,052,496

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,052,496

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.07%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue International Master, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

744,784

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

744,784

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

744,784

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.55%*

12.

TYPE OF REPORTING PERSON

PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue International Master GenPar, Ltd.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

744,784

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

744,784

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

744,784

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.55%*

12.

TYPE OF REPORTING PERSON

CO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Special Situations Fund VI (Master), L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,128,839

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,128,839

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,128,839

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.68%*

12.

TYPE OF REPORTING PERSON

   PN

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Capital Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,128,839

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,128,839

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,128,839

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.68%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

GL Partners VI, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

1,128,839

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

1,128,839

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,128,839

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.68%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Managed Accounts Master Fund Services – MAP 10

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

33,389

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

33,389

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

33,389

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.31%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II, L.P.

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

2,214,724

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

2,214,724

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,214,724

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.75%*

12.

TYPE OF REPORTING PERSON

IA

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Avenue Capital Management II GenPar, LLC

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

2,214,724

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

2,214,724

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,214,724

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.75%*

12.

TYPE OF REPORTING PERSON

OO

*See Disclosure in Item 4 of this Schedule 13G/A.

CUSIP NO. 984249300

13G/A

1.

NAME OF REPORTING PERSONS

Marc Lasry

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [  ]

(b)  [x]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

5.  SOLE VOTING POWER

0

6.  SHARED VOTING POWER

2,214,724

7.  SOLE DISPOSITIVE POWER

0

8.  SHARED DISPOSITIVE POWER

2,214,724

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,214,724

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

[    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

17.75%*

12.

TYPE OF REPORTING PERSON

IN/HC

*See Disclosure in Item 4 of this Schedule 13G/A.

SCHEDULE 13G/A

This Schedule 13G/A (this “Schedule 13G/A”) is being filed on behalf of Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry (collectively, the “Reporting Persons”) relating to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of YRC Worldwide Inc., a Delaware corporation (the “Issuer”).

Item 1

(a)	Name of Issuer.

YRC Worldwide Inc.

(b)	Address of Issuer’s Principal Executive Offices.

10990 Roe Avenue, Overland Park, Kansas 66211

Item 2

(a)	Name of Persons Filing: See Cover Pages Item 1
(b)	Address of Principal Business Office, or, if none, residence.
c/o Avenue Capital Management II, L.P. 399 Park Avenue, 6th Floor New York, NY 10022

(c)	Citizenship: See Cover Pages Item 4

(d)	Title of Class of Securities: Common Stock, par value $0.01 per share

(e)	CUSIP Number: 984249300

Item 3	Statement filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c): Not applicable.

Item 4

See Cover Pages Items 5-11.

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 10,814,959 shares of Common Stock outstanding as of July 31, 2013, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 filed on August 7, 2013.

Collectively, the securities reported in this Schedule 13G/A are held by Avenue Investments, L.P., a Delaware limited partnership, Avenue Special Situations Fund VI (Master), L.P., a Delaware limited partnership, Avenue International Master, L.P., a Cayman Islands exempted limited partnership and Managed Accounts Master Fund Services – MAP 10 (collectively, the “Avenue Funds”).  Avenue Partners, LLC is the General Partner of Avenue Investments, L.P. and a shareholder of Avenue International Master GenPar, Ltd.  Avenue Capital Partners VI, LLC, a Delaware limited liability company, is the General Partner of Avenue Special Situations Fund VI (Master), L.P.  GL Partners VI, LLC, a Delaware limited liability company, is the Managing Member of Avenue Capital Partners VI, LLC.  Avenue International Master GenPar, Ltd., Cayman Islands exempted company, is the General Partner of Avenue International Master, L.P.  Avenue Capital Management II, L.P., a Delaware limited partnership, is an investment adviser to each of the Avenue Funds.  Avenue Capital Management II GenPar, LLC, a Delaware limited liability company, is the General Partner of Avenue Capital Management II, L.P.  Marc Lasry is the Managing Member of GL Partners VI, LLC, Avenue Partners, LLC and Avenue Capital Management II GenPar, LLC.  Neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that they have formed a group.

The 307,712 shares of Common Stock reported herein as being held by Avenue Investments, L.P. includes 149,488 shares of Common Stock issuable upon conversion of $5,083,476 in aggregate principal amount of 10% Series A Convertible Senior Secured Notes due in 2015, and 83,709 shares of Common Stock issuable upon conversion of $1,276,342 in aggregate principal amount of 10% Series B Convertible Senior Secured Notes due in 2015.

The 744,784 shares of Common Stock reported herein as being held by Avenue International Master, L.P. includes 369,116 shares of Common Stock issuable upon conversion of $12,552,104 in aggregate principal amount of 10% Series A Convertible Senior Secured Notes due in 2015, and 191,324 shares of Common Stock issuable upon conversion of $2,917,206 in aggregate principal amount of 10% Series B Convertible Senior Secured Notes due in 2015.

The 1,128,839 shares of Common Stock reported herein as being held by Avenue Special Situations Fund VI (Master), L.P. includes 322,826 shares of Common Stock issuable upon conversion of $10,977,970 in aggregate principal amount of 10% Series A Convertible Senior Secured Notes due in 2015, and 520,944 shares of Common Stock issuable upon conversion of $7,943,066 in aggregate principal amount of 10% Series B Convertible Senior Secured Notes due in 2015.

The 33,389 shares of Common Stock reported herein as being held by Managed Accounts Master Fund Services – MAP 10 includes 16,958 shares of Common Stock issuable upon conversion of $576,665 in aggregate principal amount of 10% Series A Convertible Senior Secured Notes due in 2015, and 10,478 shares of Common Stock issuable upon conversion of $159,759 in aggregate principal amount of 10% Series B Convertible Senior Secured Notes due in 2015.

Item 5	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Not applicable.

Item 8	Identification and Classification of Members of the Group.

Not applicable.

Item 9	Notice of Dissolution of Group.

Not applicable.

Item 10	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:

August 19, 2013

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry

Exhibits

Exhibit 18

Power of Attorney for Marc Lasry, dated February 11, 2010 (incorporated by reference to Exhibit 18 to the filing on Schedule 13G relating to beneficial ownership of shares of common stock, par value $0.01 per share, of Spectrum Brand Holdings, Inc., filed with the Securities and Exchange Commission on June 25, 2010).

Exhibit 99.1

Agreement of Reporting Persons

EXHIBIT 99.1

Agreement of Reporting Persons

Avenue Investments, L.P., Avenue Partners, LLC, Avenue International Master, L.P., Avenue International Master GenPar, Ltd., Avenue Special Situations Fund VI (Master), L.P., Avenue Capital Partners VI, LLC, GL Partners VI, LLC, Managed Accounts Master Fund Services – MAP 10, Avenue Capital Management II, L.P., Avenue Capital Management II GenPar, LLC and Marc Lasry, an individual, hereby agree to file jointly the statement on Schedule 13G/A to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G/A, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  August 19, 2013

AVENUE INVESTMENTS, L.P. By: Avenue Partners, LLC, its General Partner

By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE PARTNERS, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE INTERNATIONAL MASTER, L.P. By: Avenue International Master GenPar, Ltd. its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE INTERNATIONAL MASTER GENPAR, LTD. By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Director

AVENUE SPECIAL SITUATIONS FUND VI (MASTER), L.P.

By: Avenue Capital Partners VI, LLC,

its General Partner

By: GL Partners VI, LLC,

its Managing Member

By: /s/ Eric Ross

Name: Eric Ross

Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL PARTNERS VI, LLC By: GL Partners VI, LLC, its Managing Member By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

GL PARTNERS VI, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MANAGED ACCOUNTS MASTER FUND SERVICES – MAP 10

By: Avenue Capital Management II, L.P.,

its Investment Manager

By: Avenue Capital Management II GenPar, LLC,

its General Partner

By: /s/ Eric Ross

Name:

Eric Ross

Title:

Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II, L.P. By: Avenue Capital Management II GenPar, LLC, its General Partner By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

AVENUE CAPITAL MANAGEMENT II GENPAR, LLC By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry, Managing Member

MARC LASRY By: /s/ Eric Ross Name: Eric Ross Title: Attorney-in-Fact for Marc Lasry